PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 50 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                      Dated August 9, 2001
                                                                  Rule 424(b)(3)

                                  $15,000,000
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                            -----------------------

                 0.25% Exchangeable Notes due December 30, 2008
                   Exchangeable for Shares of Common Stock of
                              Calpine Corporation

Beginning August 16, 2001, the date of issuance of the notes, you will be able to exchange your notes for a number of shares of Calpine stock, subject to our right to call all of the notes on or after August 16, 2001.

o    The principal amount and issue price of each note is $1,000.

o We will pay interest at the rate of 0.25% per year on the $1,000 principal amount of each note. Interest will be paid semi-annually on each June 30 and December 30, beginning December 30, 2001.

o Beginning August 16, 2001, you will have the right to exchange each note for a number of shares of Calpine stock equal to the exchange ratio in effect on the exchange date. The exchange ratio will increase on December 31, 2003.

          o The exchange ratio in effect for exchange dates from and including August 16, 2001 to and including December 31, 2003, which we refer to as the initial exchange ratio, is 8.0723.

          o The exchange ratio in effect for exchange dates on or after January 1, 2004, which we refer to as the step-up exchange ratio, is 28.1080.

     If you exchange, we will have the right to deliver to you either the actual shares or the cash value of such shares. You will not be entitled to receive any accrued but unpaid interest on the notes upon an exchange.

o    Beginning August 16, 2001, we have the right to call all of the notes.

          o If we call the notes on any day from and including August 16, 2001 to and including January 15, 2004, we will pay to you the call price of $1,741.02, which we refer to as the premium call price, provided that if the market price of Calpine stock at the initial exchange ratio on the trading day immediately prior to the call notice date is greater than the premium call price, we will deliver to you a number of shares of Calpine stock per note equal to the initial exchange ratio instead.

          o If we call the notes after January 15, 2004, we will pay to you the call price of $1,000, provided that if the market price of Calpine stock at the step-up exchange ratio on the trading day immediately prior to the call notice date is equal to or greater than the call price, we will deliver to you a number of shares of Calpine stock per note equal to the step-up exchange ratio instead.

o If we decide to call the notes, we will give you notice 15 days before the call date specified in the notice. If we notify you that we will be delivering shares of Calpine stock on the call date, rather than the relevant call price in cash, you will still be able to exercise your exchange right on any day prior to the fifth scheduled trading day prior to the call date.

o    If you hold the notes to maturity, we will pay $1,000 per note to you.

o Calpine Corporation is not involved in this offering of notes in any way and will have no obligation of any kind with respect to the notes.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-6.

                            -----------------------
                        PRICE 100% AND ACCRUED INTEREST
                            -----------------------

                Price to Public    Agent's Commission    Proceeds to the Company
                ---------------    ------------------    -----------------------
Per Note........      100%               .25%                   99.75%
Total...........  $15,000,000           $37,500              $14,962,500

                                 MORGAN STANLEY

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                                      PS-2

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

                                  The Notes

Each note costs $1,000            We, Morgan Stanley Dean Witter & Co., are
                                  offering our 0.25% Exchangeable Notes due
                                  December 30, 2008, which you may exchange for shares of Calpine Corporation common stock beginning on August 16, 2001. The principal amount and issue price of each note is $1,000. We refer to Calpine Corporation as
                                  Calpine and we refer to the common stock of Calpine as Calpine Stock. If you hold the notes to maturity, which is December 30, 2008, we will pay $1,000 per note to you, plus accrued but unpaid interest.

0.25% interest on the             We will pay interest on the notes, at the
principal amount                  rate of 0.25% per year on the $1,000
                                  principal amount of each note, semi-annually on each June 30 and December 30, beginning
                                  December 30, 2001.

                                  Your Exchange Right

Different exchange ratios         Beginning August 16, 2001, the date of
apply depending on when           issuance of the notes, you may exchange each
you exchange your notes           note for a number of shares of Calpine Stock.
                                  Depending on when you exchange your notes, you will receive for each note a number of shares of Calpine Stock equal to the initial exchange ratio or the step-up exchange ratio.
                                  The initial exchange ratio is 8.0723 and is in effect for exchange dates beginning August
                                  16, 2001 through and including December 31,
                                  2003. The step-up exchange ratio is 28.1080 and is in effect for exchange dates on or after January 1, 2004. The initial exchange ratio and the step-up exchange ratio will remain constant for the term of the notes, except as adjusted for certain corporate events relating to Calpine Stock.

                                  When you exchange your notes, our affiliate
                                  Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, will determine the exact number of shares of Calpine Stock you will receive based on the principal amount of the notes you exchange and the exchange ratio of Calpine Stock in effect at the time, as it may have been adjusted through the exchange date.

                                  To exchange a note on any day, you must
                                  instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                                  o fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement;

                                  o deliver your Official Notice of Exchange to us before 11:00 a.m. (New York City time) on that day; and

                                  o deliver your note certificate to The Chase Manhattan Bank, as trustee for our senior notes, on the day we deliver your shares or pay cash to you, as described below.

                                  If you give us your Official Notice of
                                  Exchange after 11:00 a.m. (New York City time) on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

We can choose to pay to you       We will pay to you, at our option, on the
cash or shares of Calpine         third business day after you give us your
Stock if you elect to             Official Notice of Exchange, either:
exchange your notes
                                  o  shares of Calpine Stock, or

                                  o  the cash value of such shares.

                                  We will not pay any accrued but unpaid
                                  interest if you elect to exchange your notes.

                                  Our right to call the notes may affect your ability to exchange your notes.

Our call right                    Beginning August 16, 2001, we have the right
                                  to call all of the notes. If we call the notes, we will do the following:

                                  o  send a notice announcing that we have
                                     decided to call the notes;

                                  o specify in the notice a call date when you will receive payment in exchange for delivering your notes to the trustee; that call date will be 15 days after the date of the notice; and

                                  o specify in the notice the number of shares of Calpine Stock or the cash call price that we will pay to you in exchange for each note, as explained in the next paragraph. We will not pay any accrued but unpaid interest upon our call of the notes.

We may call the notes for         On the date of our call notice, the
stock or cash, depending          calculation agent will determine the value of
on the price of Calpine Stock     the shares of Calpine Stock that a noteholder
                                  would receive upon exchange of a note based upon the market price of Calpine Stock on the trading day immediately prior to the date of our call notice and the exchange ratio in effect on the date of our call notice. That value is referred to as parity.

                                  If we call the notes for settlement on any day from and including August 16, 2001 to and including January 15, 2004 and parity on the trading day immediately prior to the date of our call notice is less than the premium call price of $1,741.02, then we will pay the premium call price to you in cash.

                                  If we call the notes for settlement after January 15, 2004 and parity on the trading day immediately prior to the date of our call notice is less than the call price of $1,000, then we will pay the call price to you in cash.

                                  If we notify you that we will give you cash on the call date, you will no longer be able to exercise your exchange right.

                                  If, however, parity as so determined is equal to or greater than the relevant call price, then we will deliver to you instead a number of shares of Calpine Stock equal to the exchange ratio in effect on the date of our call notice. In that case, you will still have the right to exercise your exchange right on any day prior to the fifth scheduled trading day prior to the call date to receive Calpine Stock at the exchange ratio in effect on the call notice date.

                                  If the price of Calpine Stock is lower on the call date than it was on the date of our call notice, the value of the Calpine Stock that you receive on the call date for each note may be less than the relevant cash call price.

Calpine Stock is                  The last reported sales price of Calpine
currently $31.15                  Stock on the New York Stock Exchange, Inc. on
per share                         the date of this pricing supplement was
                                  $31.15. You can review the historical prices of Calpine Stock in the section of this pricing supplement called "Description of
                                  Notes--Historical Information."

MS & Co. will be the              We have appointed our affiliate MS & Co. to
Calculation Agent                 act as calculation agent for The Chase
                                  Manhattan Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the exchange ratio and calculate the number of shares of Calpine Stock or the amount of cash that you receive if you exercise your exchange right or if we call the notes. As calculation agent, MS & Co.
                                  will also adjust the exchange ratio for
                                  certain corporate events that could affect the price of Calpine Stock and that we describe in the section of this pricing supplement called "Description of
                                  Notes--Adjustments to the Exchange Ratio."

No affiliation with               Calpine is not an affiliate of ours and is
Calpine                           not involved with this offering in any way.
                                  The notes are obligations of Morgan Stanley
                                  Dean Witter & Co. and not of Calpine.

Where you can find more           The notes are senior notes issued as part of
information on the notes          our Series C medium-term note program. You
                                  can find a general description of our Series
                                  C medium-term note program in the
                                  accompanying prospectus supplement dated
                                  January 24, 2001. We describe the basic
                                  features of this type of note in the sections called "Description of Notes--Fixed Rate
                                  Notes" and "--Exchangeable Notes."

                                  Because this is a summary, it does not
                                  contain all of the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right. You should read the "Description of Notes"
                                  section in this pricing supplement for a detailed description of the terms of the notes. You should also read about some of the risks involved in investing in the notes in the section called "Risk Factors." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us                   You may contact us at our principal executive
                                  offices at 1585 Broadway, New York, New York
                                  10036 (telephone number (212) 761-4000).

                                  RISK FACTORS

     The notes are not secured debt and are riskier than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield to maturity less than       These notes pay interest at the rate of 0.25%
interest on ordinary notes        of the principal amount per year. This
                                  interest rate is lower than the interest rate that we would pay on non-exchangeable senior notes maturing at the same time as the notes.
                                  If you exchange your notes or we call the notes, you will not receive any accrued but unpaid interest.

Secondary trading may be          The notes will not be listed on an organized
limited                           securities exchange. There may be little or
                                  no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. MS & Co.
                                  currently intends to act as a market maker for the notes, but it is not required to do so.

Market price of notes             Several factors, many of which are beyond our
influenced by many                control, will influence the value of the
unpredictable factors             notes, including:

                                  o  the market price of Calpine Stock

                                  o the volatility (frequency and magnitude of changes in price) of Calpine Stock

                                  o  the dividend rate on Calpine Stock

                                  o economic, financial, political, regulatory or judicial events that affect stock markets generally and which may affect the market price of Calpine Stock

                                  o  interest and yield rates in the market

                                  o  the time remaining until (1) you can
                                     exchange your notes for Calpine Stock, (2) we can call the notes and (3) the notes mature

                                  o  our creditworthiness

                                  These factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the issue price if the market price of Calpine Stock is at, below or not sufficiently above the price of Calpine Stock at pricing.

                                  The value of the notes will also be
                                  influenced by the exchange ratio then in effect for Calpine Stock.

                                  You cannot predict the future performance of Calpine Stock based on its historical performance.

No affiliation with               We are not affiliated with Calpine. Although
Calpine                           we do not have any non-public information
                                  about Calpine as of the date of this pricing supplement, we or our subsidiaries may presently or from time to time engage in business with Calpine, including extending loans to, or making equity investments in, Calpine or providing advisory services to Calpine, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Calpine.
                                  Moreover, we have no ability to control or predict the actions of Calpine, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio. We or our affiliates from time to time have published and in the future may publish research reports with respect to Calpine. Calpine is not involved in the offering of the notes in any way and has no obligation to consider your interest as an owner of these notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to Calpine.

You have no                       As an owner of notes, you will not have
shareholder rights                voting rights or the right to receive
                                  dividends or other distributions or any other rights with respect to Calpine Stock.

The antidilution adjustments      MS & Co., as calculation agent, will adjust
we are required to make do        the exchange ratio for certain events
not cover every corporate         affecting Calpine Stock, such as stock splits
event that can affect Calpine     and stock dividends, and certain other
Stock                             corporate actions involving Calpine, such as
                                  mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect Calpine
                                  Stock. For example, the calculation agent is not required to make any adjustments if Calpine or anyone else makes a partial tender offer or a partial exchange offer for Calpine
                                  Stock. If an event occurs that does not
                                  require the calculation agent to adjust the exchange ratio, the market price of the notes may be materially and adversely affected. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect Calpine
                                  Stock other than those contemplated in this pricing supplement. Such adjustments will be made to reflect the consequences of events but not with the aim of changing relative investment risk. The determination by the calculation agent to adjust, or not to adjust, the exchange ratio may materially and adversely affect the market price of the notes.

Adverse economic interests        As calculation agent, our affiliate MS & Co.
of the calculation agent and      will calculate how many shares of Calpine
its affiliates may influence      Stock or the equivalent cash amount you will
determinations                    receive in exchange for your notes and what
                                  adjustments should be made to the exchange ratio to reflect certain corporate and other events. We expect that MS & Co. and other affiliates will carry out hedging activities related to the notes (and possibly to other instruments linked to Calpine Stock), including trading in Calpine Stock as well as in other instruments related to Calpine
                                  Stock. Any of these hedging activities and MS
                                  & Co.'s affiliation with us could influence
                                  MS & Co.'s determinations as calculation agent, including with respect to adjustments to the exchange ratio, and, accordingly, the amount of stock or cash that you receive when you exchange the notes or when we call the notes. In addition, we or our subsidiaries may issue other securities linked to Calpine
                                  Stock. MS & Co. and some of our other
                                  subsidiaries also trade in Calpine Stock and other financial instruments related to
                                  Calpine Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially affect the price of Calpine
                                  Stock and, accordingly, the value of the Calpine Stock or the amount of cash you will receive upon exchange or redemption.

Tax treatment                     You should also consider the tax consequences
                                  of investing in the notes. If you are a U.S.
                                  taxable investor, you will be subject to annual income tax based on the comparable yield of the notes, which will be higher than the 0.25% interest rate you will receive on the notes. In addition, any gain recognized by U.S. taxable investors on the sale, exchange or retirement of the notes will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of
                                  Notes--United States Federal Income Taxation" and the section called "United States Federal
                                  Taxation--Notes--Optionally Exchangeable
                                  Notes" in the accompanying prospectus
                                  supplement.

                              DESCRIPTION OF NOTES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $1,000 principal amount of our 0.25% Exchangeable Notes due December 30, 2008 (Exchangeable for Shares of Common Stock of Calpine Corporation). In this pricing supplement, the terms "MSDW," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount................  $15,000,000

Maturity Date...................  December 30, 2008

Specified Currency..............  U.S. Dollars

Issue Price.....................  100%

Interest Rate...................  0.25% per annum

Interest Payment Dates..........  Each June 30 and December 30, beginning
                                  December 30, 2001

Original Issue Date
(Settlement Date)...............  August 16, 2001

CUSIP...........................  617446GT0

Minimum Denominations...........  $1,000

Exchange Right..................  On any Exchange Date, you will be entitled, upon your completion and delivery to us and the Calculation Agent of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. New York City time on such date, to exchange each Note for a number of shares of Calpine Stock equal to the Exchange Ratio applicable on the Exchange Date, as adjusted for corporate events related to Calpine to and including the Exchange Date. See "--Exchange Ratio" and "--Adjustments to the Exchange Ratio" below. You will not, however, be entitled to exchange your Notes if we have previously called the Notes for the relevant cash Call Price as described under "--MSDW Call Right" below.

                                  Upon any such exchange, we may, at our sole option, either deliver such shares of Calpine Stock or pay an amount in cash equal to the Exchange Ratio applicable on the Exchange Date times the Market Price (as defined below) of Calpine Stock on the Exchange Date, as determined by the Calculation Agent, in lieu of such Calpine Stock. See "--Market Price."

                                  Such delivery or payment will be scheduled to be made on the third business day after the Exchange Date, upon delivery of your Notes to the Trustee. We refer to that third business day after the Exchange Date, or, if later, the day on which you actually deliver your Notes to the Trustee and fulfill all the conditions of your exchange, as the "Exchange Settlement Date."

                                  Upon any exercise of the Exchange Right, you will not be entitled to receive any cash payment representing any accrued but unpaid interest. Consequently, if you exchange your Notes so that the Exchange Settlement Date occurs during the period from the close of business on a Record Date (as defined below) for the payment of interest and prior to the next succeeding Interest Payment Date, the Notes that you exchange must, as a condition to the delivery of Calpine Stock or cash to you, be accompanied by funds equal to the interest payable on the succeeding Interest Payment Date on the principal amount of Notes that you exchange.

                                  We will, or will cause the Calculation Agent to, deliver such shares of Calpine Stock or cash to the Trustee for delivery to you.

Record Date.....................  The Record Date for each Interest Payment
                                  Date (other than the Maturity Date) will be the close of business on the date 15 calendar days prior to such Interest Payment Date, whether or not that date is a Business Day.

No Fractional Shares ...........  If upon any exchange of the Notes we deliver shares of Calpine Stock, we will pay cash in lieu of delivering fractional shares of Calpine Stock in an amount equal to the corresponding fractional Market Price of Calpine Stock as determined by the Calculation Agent on the applicable Exchange Date or Call Date.

Initial Exchange Ratio .........  8.0723

Step-up Exchange Ratio..........  28.1080

Exchange Ratio..................  On any day from and including August 16, 2001 to and including December 31, 2003, the
                                  Initial Exchange Ratio; and on any day from and including January 1, 2004 to and including the Maturity Date, the Step-up Exchange Ratio, in each case subject to adjustment for certain corporate events related to Calpine; provided that in the event that we call the Notes (other than a call for the relevant Call Price in cash), the Exchange Ratio applicable to any exercise of the Exchange Right will be the Exchange Ratio in effect on the MSDW Notice Date, as adjusted for corporate events related to Calpine to and including the Exchange Date. See "--Adjustments to the Exchange Ratio" and "--MSDW Call Right" below.

Exchange Date...................  Any Trading Day on which you satisfy the conditions to exchange your Notes as
                                  described under "Exchange Right" above;
                                  provided that such Trading Day falls during the period beginning August 16, 2001 and ending on the day prior to the earliest of
                                  (i) the fifth scheduled Trading Day prior to the Maturity Date, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the relevant cash Call Price as described under "--MSDW Call Right" below, the last scheduled Trading Day prior to the MSDW Notice Date.

MSDW Call Right ................  On or after August 16, 2001, we may call the
                                  Notes, in whole but not in part, for
                                  mandatory exchange into Calpine Stock at the Exchange Ratio applicable on the MSDW Notice Date, provided that if Parity for such MSDW Notice Date, as determined by the

                                  Calculation Agent, is less than the Call
                                  Price applicable to the Call Date, we will pay the relevant Call Price in cash on the Call Date. If we call the Notes for mandatory exchange, then, unless you subsequently exercise the Exchange Right (the exercise of which will not be available to you following a call for cash in an amount equal to the relevant Call Price), the Calpine Stock or (in the event of a call for cash, as described above) cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such shares of Calpine Stock or cash to the Trustee for delivery to you. You will not receive any accrued but unpaid interest on the Notes.

                                  On or after the MSDW Notice Date (other than with respect to a call of the Notes for the relevant Call Price in cash by MSDW) you will continue to be entitled to exercise the Exchange Right and receive any amounts described under "--Exchange Right" above; provided that the Exchange Ratio applicable to any exercise of the Exchange Right will be the Exchange Ratio applicable on the MSDW Notice Date, as adjusted for corporate events related to Calpine to and including the Exchange Date.

MSDW Notice Date................  The scheduled Trading Day on which we issue our notice of mandatory exchange.

Call Date.......................  The scheduled Trading Day on or after August
                                  16, 2001 specified by us in our notice of mandatory exchange on which we will deliver shares of Calpine Stock or cash to holders of the Notes for mandatory exchange. The Call Date will be the fifteenth calendar day following the MSDW Notice Date or, if such day is not a scheduled Trading Day, the immediately succeeding scheduled Trading Day.

Parity..........................  With respect to any MSDW Notice Date, an amount equal to the product of (x) the
                                  Exchange Ratio on such MSDW Notice Date and
                                  (y) the Market Price of Calpine Stock on the
                                  Trading Day immediately prior to such MSDW
                                  Notice Date. See also "--MSDW Call Right" above.

Call Price......................  For any Call Date from and including August
                                  16, 2001 to and including January 15, 2004,
                                  $1,741.02 per note (the "Premium Call
                                  Price").

                                  For any Call Date from and including January
                                  16, 2004 to and including the Maturity Date, $1,000 per note.

Market Price....................  If Calpine Stock (or any other security for which a Market Price must be determined) is listed on a national securities exchange, is a security of the Nasdaq National Market or is included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the Market Price for one share of Calpine Stock (or one unit of any such other security) on any Trading Day means
                                  (i) the last reported
                                  sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which Calpine Stock (or any such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if Calpine Stock (or such other security) is listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the- counter market as reported on the Nasdaq National Market or OTC Bulletin Board on such day. If the last reported sale price of the principal trading session is not available pursuant to clause (i) or (ii) of the preceding sentence because of a Market Disruption Event or otherwise, the Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Calpine Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. A "security of the Nasdaq National Market" shall include a security included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day.....................  A day, as determined by the Calculation
                                  Agent, on which trading is generally
                                  conducted on the New York Stock Exchange,
                                  Inc. ("NYSE"), the American Stock Exchange
                                  LLC, the Nasdaq National Market, the Chicago
                                  Mercantile Exchange and the Chicago Board of
                                  Options Exchange and in the over-the-counter market for equity securities in the United States and on which a Market Disruption Event has not occurred.

Book Entry Note or
Certificated Note...............  Book Entry, DTC

Senior Note or
Subordinated Note...............  Senior

Trustee.........................  The Chase Manhattan Bank

Agent for this Underwritten
Offering of Notes...............  MS & Co.

Calculation Agent...............  MS & Co.

                                  All determinations made by the Calculation
                                  Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                  Because the Calculation Agent is our
                                  affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Initial Exchange Ratio,

                                  Step-up Exchange Ratio or other antidilution adjustments or determining the Market Price or whether a Market Disruption Event has occurred. See "--Adjustments to the Exchange Ratio " and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Adjustments to the
Exchange Ratio..................  The Exchange Ratio will be adjusted as follows:

                                  Adjustments to the Exchange Ratio as
                                  described below apply equally to the Initial
                                  Exchange Ratio and the Step-up Exchange
                                  Ratio.

                                  1. If Calpine Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Calpine Stock.

                                  2. If Calpine Stock is subject (i) to a stock dividend (issuance of additional shares of Calpine Stock) that is given ratably to all holders of shares of Calpine Stock or (ii) to a distribution of Calpine Stock as a result of the triggering of any provision of the corporate charter of Calpine, then once the dividend has become effective and Calpine Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Calpine Stock and (ii) the prior Exchange Ratio.

                                  3. There will be no adjustments to the
                                  Exchange Ratio to reflect cash dividends or other distributions paid with respect to Calpine Stock other than distributions described in paragraph 6 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Calpine Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for Calpine Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Market Price of Calpine Stock on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Calpine Stock, the Exchange Ratio with respect to Calpine Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Calpine Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Calpine Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non- cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Calpine Stock described in paragraph 6 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Exchange Ratio pursuant to paragraph 6.

                                  4. If Calpine is being liquidated or is
                                  subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the Notes will continue to be exchangeable into Calpine Stock so long as a Market Price for Calpine Stock is available. If a Market Price is no longer available for Calpine Stock for whatever reason, including the liquidation of Calpine or the subjection of Calpine to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of Calpine Stock will equal zero for so long as no Market Price is available.

                                  5. If there occurs any reclassification or change of Calpine Stock, including, without limitation, as a result of the issuance of tracking stock by Calpine, or if Calpine has been subject to a merger, combination or consolidation and is not the surviving entity, or if there occurs a sale or conveyance to another corporation of the property and assets of Calpine as an entirety or substantially as an entirety, in each case as a result of which the holders of Calpine Stock shall be entitled to receive stock, other securities or other property or assets (including, without limitation, cash or other classes of stock of Calpine) ("Exchange Property") with respect to or in exchange for such Calpine Stock, then the holders of the Notes then outstanding will be entitled thereafter to exchange such Notes into the kind and amount of Exchange Property that they would have owned or been entitled to receive upon such reclassification, change, merger, combination, consolidation, sale or conveyance had such holders exchanged such Notes at the then current Exchange Ratio for Calpine Stock immediately prior to any such corporate event, but without interest thereon. At such time, no adjustment will be made to the Exchange Ratio. In the event the Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 6.

                                  6. If Calpine issues to all of its
                                  shareholders equity securities of an issuer other than Calpine (other than in a transaction described in paragraph 5 above), then the holders of the Notes then outstanding will be entitled to receive such new equity securities upon exchange of such Notes. The Exchange Ratio for such new equity securities will equal the product of the Exchange Ratio in effect for Calpine Stock at the time of the issuance of such new equity securities times the number of shares of the new equity securities issued with respect to one share of Calpine Stock.

                                  7. No adjustment to the Exchange Ratio will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Market Price of Calpine Stock, including, without limitation, a partial tender or exchange offer for Calpine Stock. The Calculation Agent may, in its sole discretion, make additional changes to the Exchange Ratio upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, Calpine Stock (or other Exchange Property), but only to reflect such changes, and not with the aim of changing relative investment risk.

                                  No adjustment to the Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward.

                                  The Calculation Agent shall be solely
                                  responsible for the determination and
                                  calculation of any adjustments to the
                                  Exchange Ratio and of any related
                                  determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 or 6 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                  The Calculation Agent will provide
                                  information as to any adjustments to the Exchange Ratio upon written request by any holder of the Notes.

                                  If you exercise your Exchange Right and we elect to deliver Calpine Stock, we will continue to make any such adjustments until the close of business on the Exchange Date.

Market Disruption Event.........  "Market Disruption Event" means, with respect to Calpine Stock:

                                    (i) a suspension, absence or material
                                    limitation of trading of Calpine Stock on the primary market for Calpine Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Calpine Stock as a result of which the reported trading prices for Calpine Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Calpine Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of MSDW or any of its affiliates to unwind or adjust all or a material portion of the hedge with respect to the Notes.

                                  For purposes of determining whether a Market
                                  Disruption Event has occurred: (1) a
                                  limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on Calpine Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Calpine Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Calpine Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in case of an Event of Default..  In case an event of default with respect to the Notes shall have occurred and be
                                  continuing, the amount declared due and
                                  payable per Note upon any acceleration of any Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the principal amount of the Note plus any accrued and unpaid interest at the Interest Rate to but not including the date of acceleration; provided that if (x) the holder of a Note has submitted an Official Notice of Exchange to us in accordance with the Exchange Right or
                                  (y) we have called the Notes, other than a call for the relevant Call Price in cash, in accordance with the MSDW Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash per Note equal to the Exchange Ratio in effect on the Exchange Date or MSDW Notice Date, as applicable, times the Market Price of Calpine Stock, determined by the Calculation Agent as of the Exchange Date or as of the date of acceleration, respectively, and shall not include any accrued and unpaid interest thereon; provided further that if we have called the Notes for the relevant Call Price in cash, in accordance with the MSDW Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash per Note equal to the Call Price applicable on the scheduled Call Date. See "--Call Price" above.

Calpine Stock;
Public Information..............  Calpine is a power company engaged in the development, acquisition, ownership and
                                  operation of power generation facilities and the sale of electricity. Calpine Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Calpine pursuant to the Exchange Act can be located by reference to Commission file number 1-12079. In addition, information regarding Calpine may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                  This pricing supplement relates only to the Notes offered hereby and does not relate to Calpine Stock or other securities of Calpine. We have derived all disclosures contained in this pricing supplement regarding Calpine from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Calpine in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Calpine is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Calpine Stock (and therefore the Exchange Ratio) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Calpine could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                                  Neither we nor any of our affiliates makes any representation to you as to the performance of Calpine Stock.

                                  We or our subsidiaries may presently or from time to time engage in business with Calpine, including extending loans to, entering into loans with, or making equity investments in, Calpine or providing advisory services to Calpine, including merger and acquisition advisory services. In the course of such business, we and/or our subsidiaries may acquire non-public information with respect to Calpine and, in addition, one or more of our affiliates may publish research reports with respect to Calpine. The statement in the preceding sentence is not intended to affect the rights of the holders of the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake an independent investigation of Calpine as in your judgment is appropriate to make an informed decision with respect to an investment in Calpine Stock.

Historical Information..........  The following table sets forth the published high and low Market Prices of Calpine Stock during 1998, 1999, 2000 and during 2001 through August 9, 2001. The Market Price of
                                  Calpine Stock on August 9, 2001 was $31.15.
                                  We obtained the Market Prices and other
                                  information listed below from Bloomberg
                                  Financial Markets and we believe such
                                  information to be accurate. You should not take the historical prices of Calpine Stock as an indication of future performance. We cannot give any assurance that the price of Calpine Stock will increase sufficiently to cause the beneficial owners of the Notes to receive an amount in excess of the Issue Price on any Exchange Date or Call Date.

                                       Calpine Stock         High        Low
                                       -------------         ----        ---
                                  (CUSIP 131347106)
                                  1998
                                  First Quarter...........   2.2656    1.6016
                                  Second Quarter..........   2.5234    2.1563
                                  Third Quarter...........   2.6094    2.1406
                                  Fourth Quarter..........   3.4063    2.2422
                                  1999
                                  First Quarter...........   4.6250    3.2578
                                  Second Quarter..........   7.1641    4.4297
                                  Third Quarter...........  11.7188    6.9453
                                  Fourth Quarter .........  16.2344   10.6719
                                  2000
                                  First Quarter...........  29.9375   16.6875
                                  Second Quarter..........  33.7188   18.7500
                                  Third Quarter...........  52.2500   33.0000
                                  Fourth Quarter..........  50.8125   34.6875
                                  2001
                                  First Quarter ..........  55.9200   29.5000
                                  Second Quarter..........  56.9900   37.1000
                                  Third Quarter (through
                                    August 9, 2001)......   45.3400   30.1000

                                  Historical prices of Calpine Stock have been adjusted for three 2- for-1 stock splits, which became effective in the third quarter of

                                  1999, the second quarter of 2000 and the fourth quarter of 2000, respectively.

                                  Calpine has not paid cash dividends on
                                  Calpine Stock to date. We make no
                                  representation as to the amount of dividends, if any, that Calpine will pay in the future. In any event, as an owner of a Note, you will not be entitled to receive dividends, if any, that may be payable on Calpine Stock.

Use of Proceeds and Hedging.....  The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes. See also "Use of Proceeds" in the accompanying prospectus.

                                  On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in Calpine Stock and other instruments. Purchase activity could have potentially increased the price of Calpine Stock, and therefore have effectively increased the level to which Calpine Stock must rise before you would receive an amount of Calpine Stock worth as much as or more than the accreted principal amount of your Notes on any Exchange Date or Call Date. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling Calpine Stock, options contracts on Calpine Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. Although we have no reason to believe that our hedging activities or other trading activities had, or will in the future have, a material impact on the price of Calpine Stock, we cannot give any assurance that we did not, or in the future will not, affect such price as a result of our hedging or trading activities.

Supplemental Information
Concerning Plan of
Distribution....................  Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date. We expect to deliver the Notes against payment therefor in New York, New York on August 16, 2001. After the initial offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

                                  In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or Calpine Stock. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering or may sell Notes or Calpine Stock it does not own, creating a naked short position in the Notes or Calpine Stock, respectively, for its own account. The Agent must close out any naked short position by purchasing the Notes or Calpine Stock in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes or Calpine Stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or Calpine Stock in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension Plans
and Insurance Companies.........  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                  In addition, we and certain of our
                                  subsidiaries and affiliates, including MS &
                                  Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or
                                  Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                  The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                  Because we may be considered a party in
                                  interest with respect to many Plans, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the Notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either
                                  (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                  Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                  In addition to considering the consequences of holding the Notes, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the Notes should also consider the possible implications of owning Calpine Stock upon call or exchange of the Notes (other than in the case of a call of the Notes for the cash Call Price or an exchange with respect to which we elect to pay cash). Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the prohibited transaction rules of ERISA or the Code.

United States Federal
Income Taxation.................  The Notes are Optionally Exchangeable Notes
                                  and investors should refer to the discussion under "United States Federal
                                  Taxation--Notes--Optionally Exchangeable
                                  Notes" in the accompanying prospectus
                                  supplement. In connection with the discussion thereunder, we have determined that the "comparable yield" is an annual rate of 5.63% compounded semi-annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming a par amount of $1,000 or with respect to each integral multiple thereof) consists of the semi- annual coupons and an additional projected amount due at maturity, equal to $1,483.33.

                                  The comparable yield and the projected
                                  payment schedule are not provided for any purpose other than the determination of United States Holders' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.

                                                                        ANNEX A

                          OFFICIAL NOTICE OF EXCHANGE

                                           Dated: [On or after August 16, 2001]

Morgan Stanley Dean Witter & Co.          Morgan Stanley & Co. Incorporated, as
1585 Broadway                               Calculation Agent
New York, New York 10036                  1585 Broadway
                                          New York, New York 10036
                                          Fax No.: (212) 761-0674
                                          (Attn: Meghan Maloney)

Dear Sirs:

     The undersigned holder of the Medium Term Notes, Series C, Senior Fixed Rate Notes, 0.25% Exchangeable Notes due December 30, 2008 (Exchangeable for Shares of Common Stock of Calpine Corporation) of Morgan Stanley Dean Witter & Co. (CUSIP No. 617446GT0) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is prior to the earliest of (i) the fifth scheduled Trading Day prior to December 30, 2008,
(ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the relevant cash Call Price, the last scheduled Trading Day prior to the MSDW Notice Date, the Exchange Right as described in Pricing Supplement No. 50 dated August 9, 2001 (the "Pricing Supplement") to the Prospectus Supplement dated January 24, 2001 and the Prospectus dated January 24, 2001 related to Registration Statement No. 333-47576. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon MSDW will deliver, at its sole option, shares of the common stock of Calpine Corporation or cash 3 business days after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

     The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Notes indicated below its signature (and attaches evidence of such ownership as provided by the undersigned's position services department or the position services department of the entity through which the undersigned holds its Notes) and (ii) it will cause the principal amount of Notes to be exchanged to be transferred to the Trustee on the Exchange Settlement Date.

     If the Exchange Settlement Date for this exchange falls after a Record Date and prior to the succeeding Interest Payment Date, the undersigned will deliver to the Trustee on the Exchange Settlement Date an amount of cash equal to the interest payable on the succeeding Interest Payment Date with respect to the principal amount of Notes to be exchanged. The amount of any such cash payment will be determined by the Calculation Agent and indicated in its acknowledgment of this Official Notice of Exchange.

                                        Very truly yours,

                                        _______________________________________
                                        [Name of Holder]

                                        By:____________________________________
                                           [Title]

                                        _______________________________________
                                        [Fax No.]

                                        $______________________________________
                                        Principal Amount of Notes to be
                                        surrendered for exchange

Receipt of the above Official
Notice of Exchange is hereby acknowledged
MORGAN STANLEY DEAN WITTER & CO., as Issuer
MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent
By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By:_____________________________
   Title:

Date and time of acknowledgment __________________
Accrued interest, if any, due upon surrender of the Notes for exchange: $___________________________

                       MORGAN STANLEY DEAN WITTER & CO.